Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

TDW - Q3 2015 Tidewater Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 10, 2015 / 04:00PM GMT

OVERVIEW:

Co. reported 3Q15 loss per diluted common share of $3.31 and adjusted diluted EPS of $1.12.

C O R P O R A T E  P A R T I C I P A N T S

 Joe Bennett Tidewater Inc. - EVP & Chief Investor Relations Officer

 Jeff Platt Tidewater Inc. - President & CEO

 Quinn Fanning Tidewater Inc. - EVP & CFO

 Jeff Gorski Tidewater Inc. - EVP & COO

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

 Jeff Spittel Clarkson Capital - Analyst

 Gregory Lewis Credit Suisse - Analyst

 Jon Donnel Howard Weil - Analyst

 George O’Leary Tudor, Pickering, Holt & Co. - Analyst

 Matthias Detjen Morgan Stanley - Analyst

 Daniel Burke Johnson Rice Company - Analyst

 Brian Finkelstein Key Group Holdings - Analyst

 J.B. Lowe Cowen and Company - Analyst

 Mark Brown Global Hunter Securities - Analyst

 P R E S E N T A T I O N

Operator

 Welcome to the FY15 Third Quarter Earnings conference call. My name is Christine, and I will be the operator for today’s call.

(Operator Instructions)

Please note that this conference is being recorded. I will now turn the call over to Mr. Joe Bennett.

You may begin.

 Joe Bennett - Tidewater Inc. - EVP & Chief Investor Relations Officer

 Thank you, Christine.

Good morning everyone and welcome to Tidewater’s third quarter fiscal 2015 earnings results conference call for the period ended December 31, 2014. I am Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer and I want to thank you for your interest in Tidewater.

With me this morning on our call are our President and CEO, Jeff Platt; our Executive Vice President and Chief Operating Officer, Jeff Gorski; and our Executive Vice President and CFO, Quinn Fanning. We will follow our usual conference call format. Following these formalities, I will turn the call over to Jeff for his initial comments to be followed by Quinn’s financial review. Jeff will then provide some final wrap-up comments and we will then open the call for your questions.

During today’s conference call, we may make certain comments that are forward-looking and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risk factors section of Tidewater’s most recent form 10-K.

With that, I’ll turn the call over to Jeff.

 Jeff Platt - Tidewater Inc. - President & CEO

 Thank you, Joe.

And good morning to everyone. Yesterday, after the market close, we reported a fully diluted loss per share for the third quarter of our 2015 fiscal year of $3.31, inclusive of a $284 million goodwill impairment charge. Excluding this impairment charge, our adjusted net earnings per share for the quarter were $1.12.

That compared to adjusted net earnings per share of $1.12 in the corresponding quarter last year and $1.22 in the preceding quarter. The financial results for the December quarter reflected solid operating results, but with the energy world changing dramatically in the last 90 days, our past performance is probably of less interest than usual for participants of this call.

With that in mind, I will limit my comments to some broad themes about our current position and our views about the future of our market and how we intend to conduct our business. I will leave it to Quinn to provide you the details for the quarter’s financial performance and our outlook for the near-term.

In general, when we compare our performance in the December quarter against that of the September quarter, our revenues declined about 3% due to modest reductions in our fleet average day rates and utilization. These results reflect the increasingly more challenging operating conditions during the December quarter as the decline of global oil prices accelerated sharply and our clients responded by curtailing their operations.

Since the beginning of this year, oil prices have continued to fall and every day seems to bring new stories of oil companies across the globe cutting their 2015 capital spending plans, postponing new drilling and field development projects, and shrinking their existing operations as they struggle to resize their operations for an operating environment of reduced revenues.

Peggy Noonan, a columnist for The Wall Street Journal, recently wrote about the challenges facing America’s foreign policy. In her column, she wrote, and I quote “We are living through a moment of monumental world change. Old orders are collapsing, while any new stability has yet to emerge. When you’re in unchartered waters your boat must be strong.”

I think those observations also accurately describe the energy world we are currently facing, but importantly, the Tidewater boat is strong. We continue to maintain a strong balance sheet and healthy liquidity position. Today, our net debt of $1.4 billion represents about 36% of our net book capitalization.

Importantly, our fleet reinvestment program is winding down as we have largely completed the transformation of our fleet from one dominated by older, smaller vessels, to the industry’s most modern and diverse fleet that is capable of operating in all water depths -- deepwater, midwater and shallow water. The winding down of our fleet reinvestment program is not a reaction to the current market conditions, but simply the planned conclusion of our 10-plus-year strategy to replace, enhance and grow our fleet capabilities.

With the largest global operating footprint in the industry, we are well positioned to meet our clients’ needs anywhere in the world they operate. That footprint provides us the flexibility to shift vessels from weaker to stronger geographic markets, positioning us to achieve the best available vessel utilization and day rates.

We have 28 vessels remaining under construction in our fleet reinvestment program that are due to be delivered over the next three calendar years, with a corresponding capital commitment of about $500 million spread over the same timeframe required to complete the construction. This remaining $500 million pales by comparison to the over $5 billion we have invested in new vessels over the past decade, or an average of $500 million per year.

What does that mean for us financially? It means a substantially smaller portion of our future cash flows are committed to funding these newbuild vessels, thus providing additional liquidity and financial resources to weather the current market downturn, seize on potential opportunities that may arise; and to return to shareholders through dividends or opportunistic share repurchases.

On the later point, in the December quarter we elected to use half of the $200 million authorization provided us by our Board of Directors last May to repurchase shares. During the quarter, we spent approximately $100 million to buy back just over 2.8 million shares, shrinking our outstanding share count by roughly 6%.

One of Tidewater’s core values, which will become even more important in the competition for securing work in the future, is our focus on safe operations. Last quarter extended our record of no lost time accidents for this fiscal year. Our total reportable incident rate, TRIR, for this fiscal year to date is 0.13 per 200,000 man hours. I want to thank all of our employees worldwide for their dedication in performing their tasks every day in the safest possible manner.

Our compliance initiatives are also an important competitive advantage as our customers, along with their partners and local governments, are very focused on how their service providers conduct their businesses. Compliance is becoming an increasingly important consideration for those energy and energy service companies seeking to participate in future exploration, development, and production projects.

While Quinn will provide you a much more detailed update on the topic in a moment, let me briefly comment on our ongoing efforts to reduce the working capital that has accumulated in our Sonatide joint venture in Angola. As expected, we continue to make slow, steady progress in reducing our net working capital in the region. For this current fiscal year through December, our US dollar collections of about $270 million outside of Angola has about equaled the revenue generated from our operations in Angola.

We have been successful in reducing our net working capital position by 23%, or approximately $80 million, since the beginning of the fiscal year, primarily through the management of the amounts due to our Sonatide joint venture. As we have discussed in prior calls, managing the knock on effects of the foreign exchange laws in Angola, which include payment delays and additional costs and risk, is a challenge for the entire service industry operating in Angola and not something that is unique to Tidewater. Continuing with our efforts to reduce our working capital in this region, and right-sizing Tidewater’s business in Angola, all in the context of the risk/return profile as we perceive it, remains a high priority.

Let me now turn the call over to Quinn to review the details of the quarter and how we see the near-term outlook.

Quinn?

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 Thank you, Jeff.

Good morning, everyone. As Jeff mentioned, we issued our earnings press release after the market closed last evening. We also filed our quarterly report on Form 10-Q through the EDGAR filing service yesterday.

Turning to financial results, as Jeff noted, we reported a loss per diluted common share of $3.31 for the December quarter, which included a non-cash goodwill impairment charge of $284 million, or $4.43 per share after tax. Adjusted EPS of $1.12 per diluted share was down about 8% sequentially and flat relative to adjusted EPS for the December quarter of fiscal 2014, which also included a non-cash goodwill impairment charge of approximately $0.87 per diluted share.

As you may have noted in your review of our press release for the third fiscal quarter, as of December 31, 2014, with this most recent goodwill impairment charge, we no longer carry any goodwill on our balance sheet. For your reference, book value per share at December 31, 2014, is approximately $53 per share after taking into account the goodwill write-off.

Vessel revenue, at approximately $378, million was down about 3% quarter over quarter and up about 5% year over year, and came in at the high end of the guidance that I provided at the last quarterly earnings call in November. Relative to the September quarter, vessel revenue for the December quarter reflects nearly offsetting effects of additional vessel revenue contribution from recently delivered vessels and lost revenue due to vessels that were recently stacked or sold, higher lump sum mobilization and demobilization fees earned in the December quarter, a strengthening of the US dollar, particularly in regard to the Brazilian real and the Australian dollar, and relatively significant lost revenue due to vessels transiting to new jobs or otherwise between contracts during part of the December quarter.

The final two items, vessels in transit and vessels that were idle between charters, was more pronounced in the Asia/Pacific region, and particularly in Australia, where we saw a drop in active vessel utilization of approximately 20 percentage points. Vessel operating expense, at approximately $210 million, was down about 1% quarter over quarter and up about 6% year over year.

Vessel OpEx for the December quarter was at the low end of the guidance range provided in November, with negative variances relative to our expectations in costs of supplies and fuel, and positive variances relative to expectations in both insurance and loss costs and crew costs, a portion of which reflects a reduction in Australian crews as our support of select projects in Australia came to an end in the December quarter. The strengthening of the US dollar also had the effect of reducing our dollar-denominated operating costs.

Vessel-level cash operating margin, at approximately 44%, was comfortably within the range of 42% to 45% that I provided in November, with FX movements positively impacting vessel-level cash operating margin in the December quarter by about 1/2 of 1%.

Revenue and pre-tax start-up losses in our subsea operations for the December quarter, at approximately $2 million each, were generally consistent with our expectations for the quarter.

Total general and administrative expense in the December quarter of approximately $47 million, was flat quarter over quarter and down a couple of million dollars from our run rate earlier in the year, largely as a result of lower professional services costs, the reversal of incentive compensation accruals and the downward re-valuation of equity-based incentive compensation at quarter-end in order to reflect our lower share price at December 31st.

Below the operating income line, note that we reported a foreign exchange gain of approximately $4 million related to the continued general strengthening of the US dollar relative to commodity currencies, and the resulting quarter-end revaluation of certain non-USD denominated balance sheet accounts, including our Norwegian kroner-denominated debt. Note also that foreign exchange losses of approximately $7 million were recognized by our Angolan joint venture during the December quarter. Our 49% of those foreign exchange losses are recognized in the “equity in net earnings of unconsolidated companies” line of our income statement.

Offsetting the positive earnings impacts of FX movements and a lower stock price, in addition to the previously referenced goodwill impairment charge, we recognized an approximate $6 million asset impairment charge related to five stacked vessels. For reference, we had 16 stacked vessels at December 31, 2014, with an average net book value of approximately $1.2 million per vessel.

Also note that our effective tax rate of 31% through the first three quarters of fiscal 2015 reflects our typical low 20s operating tax rate, as adjusted by discrete items. The large difference between our operating tax rate and effective tax rate for the December quarter is the goodwill impairment charge, only a portion of which is deductible for tax purposes.

In regard to fleet profile and performance, Tidewater’s active fleet averaged 261 vessels in the December quarter, which is down one vessel quarter over quarter. Utilization of the active fleet, at approximately 83%, was essentially flat quarter over quarter, and average day rates, at approximately $19,000, were down about $400 or about 2% quarter over quarter.

As I mentioned a moment ago, lump sum mob, de-mob, and similar fees were higher in the December quarter than they were in the September quarter. For reference, average day rates, excluding lump sum fees, at approximately $18,500, were down about $650 or about 3.5% quarter over quarter.

Looking at the key asset classes, as mentioned, the active fleet in the September quarter was 261 vessels and included, on average, 92 deepwater vessels and 111 towing supply vessels. Reported average day rates for deepwater vessels, at approximately $30,200, were down about $800 quarter over quarter, or about 2.5%. After excluding the effects of lump sum fees, average deepwater day rates in the December quarter were $29,200, or down about 4.5% quarter over quarter.

Reported average day rates for towing supply vessels, at approximately $15,400, were down about $500 quarter over quarter, or about 3.5%. After excluding the effects of lump sum fees, average day rates for the towing supply class of equipment were approximately $15,300 or down about 4% quarter over quarter. Note that the above-mentioned FX movements account for some of the reduced rates.

Looking at our four geographic reporting segments...

For the Sub-Saharan Africa/Europe segment, which accounted for approximately 40% of consolidated third quarter vessel revenue, vessel revenue was off about 6% quarter over quarter, primarily reflecting a lower average active vessel count, and the offsetting effects of modestly better utilization of active vessels and lower average day rates, which fell approximately 5% quarter over quarter. For reference, vessel revenue in Sub-Saharan Africa/Europe was off about 7% year over year, largely reflecting the transfer of vessels from Sub-Saharan Africa/Europe to other regions during the last 12 months.

Within the Sub-Saharan Africa/Europe segment, vessel revenue generated along the African coasts was off approximately 2.5% quarter over quarter, and vessel revenue generated by the North Sea fleet was off about 30% quarter over quarter. Overall utilization of active vessels in the Sub-Saharan African/Europe segment was 83% of the December quarter, which is up modestly from utilization levels in the September quarter.

Average day rates for Sub-Saharan African/Europe, at approximately $16,700, were off about 5% quarter over quarter. With the exception of our relatively small Nigerian operation where we experienced lower utilization due to vessels in dry dock and off hire time between jobs, utilization along the African coasts remained relatively strong and stable in the December quarter.

Utilization and average day rates for the North Sea fleet, however, were off significantly due to a combination of the seasonal slowdown, excess supply and reduced demand driven by lower oil prices and the Russian sanctions. A near-term rebound in the North Sea will similarly require a combination of factors, including some sort of seasonal pickup in the spring and summer months and reduced vessel supply.

For the Americas segment, which accounted for approximately 36% of consolidated third quarter vessel revenue, vessel revenue was basically flat quarter over quarter following plus 10% increases in each of the prior two quarters. Utilization of active vessels in the Americas segment, at approximately 86%, was down about 3 percentage points quarter over quarter, and was still relatively strong and stable in the December quarter.

Average day rates within the Americas segment for the December quarter, at approximately $24,000, were up about 6% quarter over quarter, in part reflecting a good quarter for lump sum mobilization and demobilization fees. Adjusted for lump sum fees, average day rates in the Americas in the December quarter were approximately $23,000 which is up about 3% relative to the September quarter.

Vessel revenue in the Americas segment was up about 23% year over year.

In the MENA segment, which accounted for approximately 15% of third quarter consolidated vessel revenue, vessel revenue was up about 14% quarter over quarter, reversing the sequential decrease in MENA vessel revenue experienced in the September quarter. Utilization of active vessels in MENA, at approximately 83%, was up approximately 8 percentage points quarter over quarter and average day rates in MENA, at approximately $15,900, were basically flat quarter over quarter.

Vessel revenue in the MENA segment for the December quarter was up approximately 9% year over year.

In the Asia/Pacific region, which accounted for approximately 9% of third quarter consolidated vessel revenue, vessel revenue was down approximately 24% quarter over quarter after a 14% sequential increase in the September quarter. Utilization of active vessels in Asia/Pac, at approximately 74%, was down about 15 percentage points quarter over quarter, which again largely reflected lower activity levels in Australia, which is a trend that we expect to continue for at least the next couple of quarters.

Average day rates in Asia/Pac, at approximately $21,200, were down about 8% quarter over quarter, again, largely reflecting a reduction in our activity levels offshore Australia, but also including the impact of the weakening Australian dollar relative to the US dollar.

For reference, quarterly vessel revenue generated in the at times volatile Asia/Pacific region was comparable to vessel revenue generated in that region in the December quarter of fiscal 2014, and vessel revenue generated in the region in the first nine months is up about 4% year over year relative to the comparable period in fiscal 2014.

Looking at relative profitability, vessel-level cash operating margin in the December quarter was in the 44% to 46% area in the Americas, MENA and Sub-Saharan Africa/Europe regions. Vessel-level cash operating margin in Asia/Pac for the December quarter was approximately 33% of vessel revenue, largely reflecting the historically lower margins generated by the Australian operations due to the high cost of Australian labor and, more recently, foreign exchange volatility.

Turning to our outlook, like many in the oilfield service and capital equipment space, we are expecting revenue to fall in the coming quarters as our end user customers defer or possibly cancel projects and seek pricing concessions in regard to projects that they plan to advance in order to align their costs and capital spending with the reality of lower oil prices. As was the case in previous downturns, our task in the currently deteriorating market will be to maximize vessel utilization and, when necessary, trade “things for things” rather than “things for promises” in our discussions with key customers, and to bring our headcount and cost structure in line with the current and expected activity levels.

While project delays will inevitably lead to utilization challenges in the near-to intermediate-term, our relatively young fleet and global operating footprint should allow Tidewater to maintain utilization at or above the utilization of competitors’ vessels. Average day rates for Tidewater’s vessels, however, will likely follow the market down over the next couple of quarters.

Our current expectation in regard to near-term average active vessel count is in the range of 250 to 260 active vessels, which is a bit lower than I indicated in our last earnings conference call. This is due to a combination of new vessel delivery delays and an expectation that we will stack a handful of additional vessels due to the weaker operating environment.

On a days available basis, contract coverage currently remains in the plus or minus 50% area for the next 12 months though that may fall a bit over the next couple of quarters as our customers reassess exploration and development projects, which will inevitably result in a slowdown in tendering and contracting activity. As Jeff mentioned on our last earnings conference call, I’ll remind you that approximately 60% of our revenue is related to rig support, and the remaining 40% is related to production, construction and other activities not directly tied to the working rig count.

In this context, and recognizing that forecasting has become more challenging in a turbulent market, internal estimates currently peg the March quarter’s vessel revenue somewhere between $340 million and $350 million. Likewise based on what we know today, vessel-related OpEx for the March quarter should fall within a range of $205 million and $210 million, which includes an increase in statutory dry dockings for a couple of our large deepwater vessels.

Based on the vessel revenue and vessel OpEx guidance ranges just provided, vessel-level cash operating margin in the March quarter would fall somewhere in the 39% to 41% area. I will caution, however, that we are in the early stages of a potentially significant market reversal, so margin and other estimates are subject to further revision, particularly if our internal cost reduction efforts lag the expected reduction in vessel revenue.

General and administrative expense should be in the area of $48 million to $50 million in the March quarter, inclusive of $1 million to $1.5 million of G&A related to subsea services.

Combined vessel lease and interest expense should be in the plus or minus $20 million area in the March quarter, or basically flat relative to the December quarter.

As to an effective tax rate assumption, as I mentioned earlier, we are assuming a 24% to 25% tax rate for the final quarter of fiscal 2015, excluding any discrete items.

Turning to financing and investment issues, cash flow from operations for the nine months ended December 31, 2014, was approximately $276 million, comprised of $91 million for the December quarter, $154 million for the September quarter and $31 million for the June quarter. At December 31, 2014, our net Due from Affiliate related Angolan operations was approximately $264 million, or down about $80 million since the beginning of the fiscal year.

Cash collected by Tidewater from the Sonatide joint venture through the first nine months of fiscal 2015 was approximately $271 million, which is comparable to the revenue that we have recognized from our Angolan operations. The good news is that the gross Due from our Sonatide Affiliate has not increased during the last nine months; on the other hand, we have not yet been successful in significantly reducing the Due from Affiliate balance either.

As Jeff noted in his opening remarks, the $80 million fiscal year-to-date reduction in net working capital related to Sonatide reflects a managed increase in our Due to Affiliate balance as we have done a better job in aligning the timing of commission and other payments to Sonatide with Tidewater’s collection of US dollars that Sonatide has been able to remit to us.

As noted in prior filings, the challenges for the company and other service providers to successfully operate in Angola remains significant, primarily due to Angola’s new ForEx law, recent related decrees and the resulting uncertainly in regards to onshore and offshore payment arrangements. Nonetheless, the sense remains that excess working capital devoted to our Angolan operations has stabilized, and our expectation remains that the Angola-driven imbalance in our working capital position will continue to shrink over the next couple of quarters.

As to non-operating uses of cash, CapEx in the December quarter was approximately $103 million, a portion of which was funded by asset dispositions, including three sale/lease transactions that were completed in the December quarter and generated approximately $78 million of proceeds. As to go-forward funding requirements, based on commitments as of December 31, 2014, CapEx related to vessels and ROVs under construction for the remainder of fiscal 2015 is estimated at approximately $153 million. Beyond fiscal 2015, cash outlays related to commitments as of December 31, 2014, total approximately $350 million, all but $61 million of which is expected to be expended in fiscal 2016.

Total debt at December 31, 2014, was approximately $1.5 billion. Cash at December 31, 2014, was approximately $77 million, and net debt to net booked capital at 12/31/14 was approximately 36%. On this basis, leverage, remains relatively low, but is up about 3 percentage points quarter over quarter, reflecting the combined impact of operating results for the December quarter, including the goodwill impairment charge, and the repurchase during the December quarter of approximately $100 million of our own shares pursuant to our current buyback authorization.

As previously reported, we have no significant debt maturities until fiscal 2019.

Total liquidity at 12/31/14, was approximately $677 million, including full availability under our $600 million bank facility, which is also available to the company until fiscal 2019.

And with that, I’ll turn the call back over to Jeff.

 Jeff Platt - Tidewater Inc. - President & CEO

 Thanks, Quinn.

Let me separate my comments about the outlook for our industry and Tidewater into two parts - first, what we know and second; how we plan to operate.

In the “what we know: category, there is very little we can be certain about. Our clients are under intense financial pressure due to the collapse in the global oil prices, and they are responding as they have in every other similar period -- cutting capital spending, reducing overhead costs by cutting staff and pressuring their service company providers for lower rates, and deferring projects.

How long this environment is likely to last is a question that everyone is struggling to answer. Given the recent onset of the sharp reduction in commodity prices, we do not expect that any near-term improvement in oil prices will cause operators to alter much of what they are planning in 2015. We are preparing for an extended downturn until the environment changes in a sustainable way.

If oil prices do recover by late this year, then we could look for a better 2016, but the reality is that this year will represent a very difficult environment for oil and gas operators and their service providers, and we subscribe to the view that a meaningful recovery may not occur until the later part of 2016 or into 2017.

So what do we do? Our operations will be conducted with a focus on those factors we can control. For example, making sure that we continue to deliver a high level of service quality. That means we will not alter our focus on safety and compliance. As I mentioned earlier in the call, we consider these two qualities to be core values at Tidewater, and we believe our performance in those areas provides us a competitive advantage.

We will also stay close to our customers, not only to make sure that we are provided outstanding service, but also so we can partner with them in steps that can help them to reduce their operating costs. By staying close to our customers, we also hope to be on the leading edge of intelligence about changes in their future operating plans, which might include shifts in geographic focus where our global footprint will provide us the opportunity to continue supporting them.

We will continue to monitor industry developments and indicators in order to plan our future marketing and contracting strategy. You may remember, just over a year ago, when the market environment in the Gulf of Mexico was strong, we lengthened our vessel contracts in the Gulf because we anticipated growth in the competitive fleet beyond what was likely to be needed by the planned increase in the offshore drilling fleet and overall drilling activity. Those lengthened contracts have turned out to be fortuitous, given the current environment.

That is an example of how we adjusted our strategy to respond to industry trends and developments in the past. We will continue to monitor industry contracting conditions and will adjust our contracting approach to position Tidewater to better navigate the current downturn and to participate in the eventual industry recovery.

As I mentioned earlier in my comments, we are winding down our fleet reinvestment program, and we will follow a very disciplined approach to any new capital commitments. Like every other service company, we too are examining our headcount and operating costs, seeking to reduce both to the extent possible without compromising our commitment to providing quality service, inclusive of safety and compliance. We are taking these steps in an attempt to offset the impact from the expected downward pressure on our vessel margins that will come from industry-driven lower day rates and utilization.

Lastly, with industry turmoil usually come opportunities. What those opportunities may be is impossible to assess currently, but we need to be prepared to be opportunistic when they do emerge. With our strong balance sheet, solid liquidity position, global footprint and experienced management team, we are well prepared to capitalize on the right opportunities. However, our response to any opportunity will be dictated by our commitment to creating shareholder value, which remains the key objective of management.

Christine, we are now ready to take questions.

 Q U E S T I O N  A N D  A N S W E R

Operator

 Thank you. We will now begin the question-and-answer session.

(Operator Instructions)

Our first question comes from Jeff Spittel from Clarkson Capital. Please go ahead.

 Jeff Spittel - Clarkson Capital - Analyst

 Thank you. Good morning, fellows.

 Jeff Platt - Tidewater Inc. - President & CEO

 Good morning, Jeff.

 Jeff Spittel - Clarkson Capital - Analyst

 Maybe if we could discuss some of the large offshore customers who have talked in the public domain about requesting pricing concessions for the whole of their supply chain. How widespread have those approaches been at this point? And does there seem to be a willingness to trade, I think as Quinn characterized it, “things for things”, whether it’s term for a rate concession or something along those lines?

 Jeff Platt - Tidewater Inc. - President & CEO

 Jeff, a lot of those discussions are developing as we speak. Today, we’ve probably heard from a handful of our major clients. Fully expect that to be across the board. And it’s not the first time we’ve been through this.

And, again, I refer back to what Quinn said and you just mentioned, we very much go into these discussions with the idea that we get it, we need our clients to be successful, but at the end of the day we need to trade “things for things”, not “things for promises”. I can tell you, some of the discussions that I’ve had as recently as last week, there’s an understanding by our clients on the other side, too. So, that’s developing but I’m fully expecting it to be pretty much across the board as we move forward, the longer this downturn lasts.

 Jeff Spittel - Clarkson Capital - Analyst

 Sure. That’s understandable. And then maybe with regard to the MENA region, there seemed to be a lot of moving parts there. Deepwater vessel utilization trending in the right direction, ARAMCO seems to be pretty content to stay pretty active, but maybe at different price levels. The utilization’s been a little bit volatile for the towing supply fleet. So maybe if you could just provide us a little bit more color on how these different mix factors are going to play out over the next few quarters, in your estimation.

 Jeff Platt - Tidewater Inc. - President & CEO

 Jeff, I look at MENA and we’ve got a mix of longer-term contracts and then we have some shorter-term contracts, be it with construction companies or even with ARAMCO. There’s some 90-day-type contracts, three months, that we’re on. How that plays out, I think it’s still going to be volatile. It’s not going to stabilize to some normal. I think, unfortunately, volatility is going to be more the norm than coming to a status quo.

 Jeff Spittel - Clarkson Capital - Analyst

 Okay. I appreciate the color, Jeff. Thanks.

 Jeff Platt - Tidewater Inc. - President & CEO

 Thank you, Jeff.

Operator

 Thank you. Our next question comes from Gregory Lewis from Credit Suisse. Please go ahead.

 Gregory Lewis - Credit Suisse - Analyst

 Yes. Thank you and good morning.

 Jeff Platt - Tidewater Inc. - President & CEO

 Good morning, Gregory.

Jeff, as we see how West Africa, the deepwater fleet has tracked, it looks like over the last, call it, two years it peaked out at 44 boats, and now as this quarter ended we were at 36 boats. Could you just talk a little bit about — that’s clearly been a strong, big basin for Tidewater, with a lot of revenue coming out of that market. Could you talk a little about what’s happening there and potentially why we’re seeing that drawdown of boats? On the flip side of that, I guess utilization’s going higher. So, just if you could provide some color into the positioning of the West African fleet.

 Jeff Platt - Tidewater Inc. - President & CEO

 Gregory, I’ll just refresh comments that we’ve made in the past. We don’t really have a bias to or against any one operating area. We’re always looking at the best utilization or the best deployment of our fleet on a worldwide basis. I can tell you that on a weekly basis Jeff Gorski and his team, they’re looking at upcoming opportunities and looking at what vessels may be coming off of contract, and we’re looking at moving those assets to that better market.

So, I think what you’re seeing is just the result of that natural business process we have and that’s what’s going on. We had some nice opportunities outside of that region to move some of that equipment and we’re going to do that. We’ll do that in the future.

And, likewise, if the best opportunity remains in or arises in that region, you might see vessels -- you’ll definitely see vessels coming back in. So, again, I think it’s more just the normal business of how we manage our fleet than anything else.

 Gregory Lewis - Credit Suisse - Analyst

 Okay. Great. And then you touched on, clearly, at least from where I sit, it’s easier for me to track the 60% of the market based on drilling activity. In conversations with your customers on the other 40% of your business, the other, the construction, et cetera, any color you could provide on how that market is trending I think would be pretty helpful.

 Jeff Platt - Tidewater Inc. - President & CEO

 And, again, I can tell you that internally it’s hard for us to get a real handle on all that, too. It’s much easier to get a handle on the drilling side. But in general, projects that are well underway, production projects, those will continue, I think, to carry on.

What you’re going to see and what we’re expecting is potentially new construction projects that could be deferred. As our clients are deferring their capital spend, we’re going to see that kind of stretch out and get pushed out into the future. But, again, that 40%, I’m very glad that we have the 40% that’s not directly tied to rig activities. And that’s where we’re at. But as far as giving you some real meaningful insight on how that will play out, other than what I’ve just said, I don’t know that we really can.

 Gregory Lewis - Credit Suisse - Analyst

 And just real quick, just following up on that, do you get the sense that that may be -- over previous cycles and your experience, does that segment of the business tend to be a little bit more defensive than the drilling aspect of it?

 Jeff Platt - Tidewater Inc. - President & CEO

 Sure, it does.

 Gregory Lewis - Credit Suisse - Analyst

 Okay. All right, guys. Thanks for your time.

 Jeff Platt - Tidewater Inc. - President & CEO

 Thank you, Gregory.

 Joe Bennett - Tidewater Inc. - EVP & Chief Investor Relations Officer

 Thanks, Greg.

Operator

 Thank you. Our next question comes from Jon Donnel from Howard Weil. Please go ahead.

 Jon Donnel - Howard Weil - Analyst

 Good morning, guys. I had a couple questions on your sources and uses of cash here as we think about the next couple of quarters. I can appreciate that the CapEx program is starting to wind down, but it looks like over the next two quarters you still have a pretty significant commitment in terms of both vessel deliveries and the CapEx related to that. I was just wondering what kind of flexibility do you have or ability perhaps to delay some of those deliveries, especially in light of the current market situation? And is that something that you’re looking at right now?

 Jeff Platt - Tidewater Inc. - President & CEO

 We’re certainly looking at all of the options, Jon. But a lot of that equipment that’s being delivered over the next couple of quarters, they’re pretty far along with respect to where they are in the construction process. So I’m careful because we are looking at everything. But, again, the flexibility we have has to be tempered by also the fact, Jon, that’s good equipment and equipment we do want to bring into the fleet, too. So, with all that being said, I think what Quinn has spelled out with respect to the CapEx going forward, that $500 million, that’s pretty much moving along in that direction.

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 I think I might add, Jon, is that the delivery delays and revenue impacts associated with those delivery delays is not at Tidewater’s initiative. Some of the yards have struggled either with labor or other issues. And to the extent that vessels are not coming into the fleet according to the schedules that we’ve historically published, it’s really on the yard side more so than it is at the request of Tidewater. Though I’ve seen in the press other ship owners have sought delivery delays either because of their financial position or because they just didn’t have work for the new equipment. But that’s not what we’re talking about, at least at this point.

 Jon Donnel - Howard Weil - Analyst

 Okay. And then in terms of funding that, is the first choice going to be to use the revolver here? It looks like the model would suggest that the cash balances get pretty tight. Or would you maybe lean more towards the sale/leaseback that we’ve been seeing a little bit more of here the last couple quarters to help fund that? And I guess in relationship to that, too, does that perhaps preclude any more share repurchases in the short term as you wind up this bigger portion of the capital spend?

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 As you’d probably expect, we’re being cautious in regards to balance sheet and liquidity management, and that will impact, as Jeff indicated, any new commitments. And that will certainly help form our thoughts in regards to any additional share repurchases.

In terms of the financing alternatives that we would pursue, we will certainly, as we always have, look at a lot of different things. The sale/lease program, which has been a topic of these calls in the past, is really not something I would consider to be a primary funding vehicle.

Sale/leases work well for us typically when there’s three or four things that are met and we have an opportunity to close a new sale/lease transaction. Number one is we’re getting good value for the vessel. Number two is the effective financing cost is attractive, and, number three, is that it addresses a tax need typically. This motivated a lot of our transactions last year.

I don’t expect sale/leases to be a primary financing tool for us, certainly not to the extent that it has been for some of our competitors. But it’s something we’ll look at as circumstances present themselves.

I would say, as a general matter, we’re trying to preserve availability on the revolver because who knows what the next couple of quarters or years are going to bring us. We do have long-term financing alternatives for some of the vessels that are in the construction queue, some of which are export- financing related. We’ll look at those as we would any other long-term financing alternative. Obviously what portion of construction payments is funded by cash flow from operations is going to be a function of what the future brings us.

But I’m very, very comfortable with the debt portfolio we have. It’s generally long-term, it’s low cost. And our liquidity position is quite healthy, really, to address any eventualities that may develop.

 Jon Donnel - Howard Weil - Analyst

 Thanks a lot for taking my questions, guys.

Operator

 Thank you. Our next question comes from George O’Leary from Tudor, Pickering, Holt. Please go ahead.

 George O’Leary - Tudor, Pickering, Holt & Co. - Analyst

 Good morning, guys.

 Jeff Platt - Tidewater Inc. - President & CEO

 Hi George.

 George O’Leary - Tudor, Pickering, Holt & Co. - Analyst

 It looks like the cost guidance you guys provided is down quarter on quarter heading into the March quarter. Can you just talk about some of the levers that you have to pull on the operating cost front as we move forward? Is it further reductions in crew costs? Is it fuel costs coming down? What are the levers as you guys see them to reducing costs as we move through the down cycle?

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 The short answer is yes and yes. Fuel is a very small part of it, though. Fuel is not going to move it.

As you probably know, most of the fuel that is used on our vessels is for our customers’ account. We pay for fuel either when a vessel is off hire or when it’s mobing and on our ticket.

What drives costs on a quarter-to-quarter basis is the timing of statutory dry docks and major repairs. We have a relatively healthy amount of statutory dry docks scheduled for the fourth quarter of this fiscal year.

But other things that will impact it is the down-sizing of our Australian footprint. As we migrate vessels out of Australia to lower cost environments, that will impact, certainly, revenue and crew costs. But we’re working everything from a cost management perspective and obviously the number of active vessels will have a significant impact on that as well.

 Jeff Platt - Tidewater Inc. - President & CEO

 George, we’re a service company, and the reality is headcount is probably the thing that you could look at, the most you have to size yourself for the activity and where you see the market going.

 George O’Leary - Tudor, Pickering, Holt & Co. - Analyst

 That’s helpful color. And then on the newbuilds queue front and maybe just stepping back and thinking about it from a bigger picture standpoint, just looking at the data, it looks like there’s 400 boats under construction. Just given your history in the business, have we seen many cancellations heading into down cycles or coming out of down cycles?

Not that you guys would cancel any of your contracts, but just historically has that occurred? We often hear folks say there’s 400 vessels that look like they’re under construction, if you look at the data, but some of those probably aren’t real. So just curious what your take is on that and what you’ve seen historically.

 Jeff Platt - Tidewater Inc. - President & CEO

 George, historically, I don’t know that we’ve ever had numbers you can go back to and say this is the number that may not be delivered. I did mention on our last earnings call, and I think it’s even more relevant today, a lot of the construction that’s in the Chinese yards, in the Far East yards, we’ve had some discussions with some other people to monitor that, some of the brokers, and seeing some of that equipment firsthand because we have vessels in those yards or nearby yards.

I think there is a number and I’m hesitant to put, say that it’s -- to quantify it. But I think there are a number of those 447 specifically where the owner or the people who contracted for those ships is not going to take delivery. So it’s going to be interesting to see how that plays out.

And a lot of those ships, I think, that would be abandoned like that, I think ultimately they will not come into the market. But I’m pretty hesitant to throw a number out there. But there are a number of ships in Chinese yards that, quite frankly, there’s not going to be an owner to make that last payment to pick them up. And how that plays out, it will certainly be a deduct from that 400.

Our number’s today about 447 OSVs under construction. That’s our latest number. But there will be some of those that certainly will not take a delivery of, and they won’t come into the market.

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 I’d just correct one thing that you had mentioned. We, in fact, have cancelled projects in the past as a result of yard performance.

 George O’Leary - Tudor, Pickering, Holt & Co. - Analyst

 Okay. Helpful. Thank you very much.

Operator

 Thank you. Our next question comes from Matthias Detjen from Morgan Stanley.

 Matthias Detjen - Morgan Stanley - Analyst

 Gentlemen, I had one follow-up question on the sale/leasebacks. I was wondering, was it newbuild vessels or was it existing vessels in your fleet? And going forward, would they be mainly with newbuilds or with second-hand vessels, those transactions?

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 The most recent transactions were vessels, by my recollections, were in the six- to eight-year-old Zip code. But over the last two years we’ve done both. We did a sale/lease transaction that made its way into our disclosure on one of our large, US-built deepwater PSVs. That was coincident with delivery. That’s the only transaction I can remember that we actually did a sale/lease transaction concurrent with the vessel’s original delivery.

But, by and large, the vessels we have done have been in the 5- to 10-year-old vintage. And, again, the reasons we’ve done them has been the value we receive for the vessels up front, the optionality that the transaction provides us at the back end of the lease, and ultimately the embedded financing costs and tax treatment.

 Matthias Detjen - Morgan Stanley - Analyst

 Okay. Thank you. And then I have one question about your contract backlog. A couple of quarters back you said you had around an average length of two years. Could you maybe give us an update on that, where that currently stands, and maybe how much you’ve contracted out for 2015 and 2016?

 Jeff Gorski - Tidewater Inc. - EVP & COO

 I think in terms of forward contract coverage, as we’ve disclosed in the last couple calls, is we continue at about a 50% level. Quinn also had those comments in his discussion earlier. So, at least looking out to next year, from the perspective of our current fleet, we’ve got about 50% coverage, which seems consistent over the last couple quarters.

 Matthias Detjen - Morgan Stanley - Analyst

 Okay. Great.

 Joe Bennett - Tidewater Inc. - EVP & Chief Investor Relations Officer

 What I would say to your comment is we have openly said in the past when questioned what is the average term of a deepwater vessel contract, that average term is around two years. The average term of a shallow-water vessel is more in the year, year-and-a-quarter range. So, that may be the information that you’re referring to as opposed to specific contract coverage.

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 I think the other point I’d make is that I wouldn’t too closely combine average contract term with contract coverage statistics that we provide. It’s really two different concepts. When I talk about 50% contract cover, we’re talking about over the next 12 months, on a days available basis, what percentage of the days are contracted. So, when we refer to plus or minus 50% contract coverage over the next 12 months, that’s what we’re referring to.

In terms of contract coverage, as Joe indicated, a lot can get lost in the averages. But, again, when you combine the shallow and deepwater fleets it’s typically somewhere in the 18- to 24-month average, but that will include six-month contracts and five-year contracts. And on a regional basis it is quite different, as well.

Historically, we have had about 15% to 20% of the fleet roll on a quarterly basis. And obviously that is the portion of the fleet that is either lagging the market as it moves up or lagging the market as it moves down. And ultimately that’s a percentage of the fleet that’s subject to re-pricing in a typical quarter.

 Matthias Detjen - Morgan Stanley - Analyst

 Okay, great. That’s very helpful. Thank you.

Operator

 Thank you. Our next question comes from Daniel Burke from Johnson Rice. Please go ahead.

 Daniel Burke - Johnson Rice Company - Analyst

 Good morning, guys.

 Jeff Platt - Tidewater Inc. - President & CEO

 Hi, Dan.

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 Hi, Dan.

 Daniel Burke - Johnson Rice Company - Analyst

 Quinn, I think, going back to your guide for the very near-end quarter, you alluded to, it looked like, top-line revenue being off about 8% to 10%. I just wanted to better understand. I would imagine ForEx is probably unhelpful. You lose a couple of operating days sequentially in the March quarter. Maybe you have higher dry docks. I’m not sure, sequentially whether the dry dock opportunity cost is larger or greater.

But just trying to get a sense for what the underlying implied trend in day rate and utilization looks like quarter over quarter. Is it more like a 5% dip in the underlying operations sequentially? Just trying to understand that with an eye towards the next fiscal year and your comment that revenue should fall in coming quarters, as well.

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 I think it’s going to be difficult to disaggregate in percentage terms what’s going to be driving the top line or bottom line or anything in between. You’re correct, though, that there is a dry docking impact in the next quarter. Two days fewer in the quarter obviously doesn’t help either.

It’s going to be tough to kind of translate into numbers. But I think what we expect to experience, particularly as customers are reprioritizing projects, is that you’re going to have significant delays in decision-making in the next couple of quarters as people rebase their spending plans. And that’s probably going to first affect utilization and then ultimately pricing will follow the market as contracts roll.

But at least our expectation in the next couple of quarters is that you’re going to have delays in decision-making that create contract gaps. That’s going to play into it and all the other items that you mentioned will play into it, as well. I’d love to give you more precise guidance for a couple of quarters, but we’re struggling with this just as you are.

 Daniel Burke - Johnson Rice Company - Analyst

 That’s helpful. Maybe as a follow-up, then, more specifically to Angola, a lot of talk and discussion on the cash flow outlook there. But what about the fundamental outlook in Angola? The market’s been very consistent for you, at least from a top-line perspective. Do you expect that Angola would outperform or underperform the overall trend in results over the next year?

 Jeff Platt - Tidewater Inc. - President & CEO

 Daniel, I think the activity level in Angola over the next 12 months is still pretty solid. Just looking at it strictly from the potential for work, it is there. A lot of that is due to the fact that the clients have commitments to drill. And there’s some pre-salt work that’s ongoing and some of those big projects will run through the next 12 months. So, I think overall the opportunities are there.

What’s an offset to that is the additional risk that potentially you have with, again, the foreign exchange laws and getting dollars out. So, you really have a couple of things pulling in different directions. But overall, I would say that Angola is still probably one of the stronger markets in the world for opportunities, although the risk profile, I think, I’d like to say, is probably -- it’s not getting easier to operate there with respect to the financial issues that we’ve gone through.

 Daniel Burke - Johnson Rice Company - Analyst

 Great. Thank you, guys, for the comments.

 Jeff Platt - Tidewater Inc. - President & CEO

 Thanks, Dan.

Operator

 Thank you. Our next question comes from Michael Noll from Key Group. Please go ahead.

 Brian Finkelstein - Key Group Holdings - Analyst

 This is Brian Finkelstein for Michael. Just had a quick question. We went through the Q and we saw the Angola decree has been set for June 2015. We’re just trying to get color on could Sonatide have to own 100% of the assets or how would that impact the current structure?

 Jeff Platt - Tidewater Inc. - President & CEO

 Those are very good questions and ones that we’re trying to work through ourselves right now. Like a lot of countries, when the decrees come out, it’s not black and white. It’s not definitive. And we are trying to work through that issue, as we speak.

 Brian Finkelstein - Key Group Holdings - Analyst

 Okay. Got you. And then just had one other --.

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 Hopefully whatever guidance the government provides in terms of the market requirements, one expectation we do have is that there would be a transitional period that would allow existing operators to comply. And ultimately any restructuring that we would do in regards to our Angolan operations will be informed by, number one, the decree and, number two, the implementation regulations associated with the decree.

 Brian Finkelstein - Key Group Holdings - Analyst

 Okay. Do you think there would be a grace period then? And I understand over time this has just been an item where you guys have had just to work through, so I’m just trying to get color on -- June’s not that far away.

 Jeff Platt - Tidewater Inc. - President & CEO

 The thing is, if you look at all the service providers, our competitors, we’re all in the same situation, if you will. And again, I find the Angolans to be very pragmatic. At the end of the day, they realize they need the services. And they realize that those type of changes, if it would go to that 100% -- which I’m not suggesting that that is the answer that they’ll come back with -- they realize it will take companies a little bit of time to go ahead and restructure to be compliant.

And, rest assured, we’re going to be compliant with the laws in Angola. There’s no two ways about that. So again, I think that the way Quinn has answered it, I think that, yes, there will be a transition period, and I think that during that period we will become compliant.

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 At least that’s our expectation. Your crystal ball may be no clearer, or no foggier, than ours.

 Brian Finkelstein - Key Group Holdings - Analyst

 No, this was the first update so I’m pretty unclear on the outcome. I was just trying to get color. We just had one quick follow-up question. On some of your debt, do you guys have any debt-to-EBITDA covenants? I’m just trying to get color on any covenants on the facilities.

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 No, actually, the two primary financial covenants in both our bank facility and our private placements are a debt-to-total capitalization covenant of 55%. And then there is a coverage covenant that is essentially an EBITDA- to-interest covenant. And there’s disclosure in our debt section of the Qs and Ks. But those are the two financial covenants. There’s no debt to trailing annualized or other EBITDA covenant. It’s not a high yield package.

 Brian Finkelstein - Key Group Holdings - Analyst

 Okay. I appreciate it. Thanks.

Operator

 Thank you. Our next question comes from J.B. Lowe from Cowen and Company. Please go ahead.

 J.B. Lowe - Cowen and Company - Analyst

 Good morning, guys. I just had a quick question on your new builds that are coming to be delivered over the next couple quarters. What percentage or how many of those are contracted or have contracts that they’re going to be delivered into? And those that don’t have contracts, is there a potential that you swap those vessels into older vessels that are working on contracts, perhaps?

 Jeff Gorski - Tidewater Inc. - EVP & COO

 J.B, this is Jeff Gorski. Currently of the new builds there are a couple vessels that we’re building, Jones Act equipment, that do have some contract coverage, and then also some of the other vessels that we’re currently building in Southeast Asia. But that’s not necessarily common that we actually have contracts built.

As Jeff mentioned before, the winddown of our projects are targeted specifically to market opportunities and also to fill out the capabilities of our new fleet. So, there’s a combination of both. But a few do have current contracts assigned to them.

 J.B. Lowe - Cowen and Company - Analyst

 Okay. And my other question was on the North Sea. You said that a recovery there is going to require some supply being taken out of the market. Have you seen that start to happen yet in terms of vessels moving out of the region? And if so, where are those vessels headed? What regions are they going to?

 Jeff Platt - Tidewater Inc. - President & CEO

 What we’ve seen so far, more recently we’ve seen some operators in the North Sea go ahead and warm-stack some boats and take them out of the market. We’ve seen a little bit of that. We’ve moved some vessels out for projects out of the North Sea. Some other people have moved some equipment into Brazil at times and further down to the African Coast.

But again, as the whole market gets weaker, there’s less places to go for that equipment. But we have seen in recent times some operators go ahead and warm-stack some equipment in the North Sea.

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 I think you’ve also seen some negotiated delivery delays on new construction that is targeting the North Sea in order to address some of the same supply issues.

 J.B. Lowe - Cowen and Company - Analyst

 All right, got you. Thanks.

Operator

 Thank you. Our next question comes from Mark Brown from Global Hunter Securities. Please go ahead.

 Mark Brown - Global Hunter Securities - Analyst

 Hi, guys. Thanks for squeezing me in here. Just if you could give any color on the Gulf of Mexico. I know your day rates were up in the Americas sequentially. I think some of that was mob and demob fees. But can you identify what or isolate what geographies you saw day rates improve in over the quarter?

 Jeff Platt - Tidewater Inc. - President & CEO

 Mark, we don’t like to get down to -- this market we’ve seen an increase, this market we’ve seen another decrease -- in that granular detail. Your comment about the Gulf of Mexico, fortunately for us I think we did a pretty good job extending our contracts a year ago.

We do have a little bit of equipment that’s trading or will be trading or looking for homes coming up in a relatively short time. But the market here in the Gulf, certainly for the smaller equipment, is getting increasingly difficult. And it doesn’t look like the market as a whole domestically here in the Gulf is going to have a large uptick in the near future.

 Mark Brown - Global Hunter Securities - Analyst

 All right. Sounds good. Just my final question, if you have any comment on Brazil and the situation with Petrobras. Are there any implications for your existing contracts or new tenders?

 Jeff Platt - Tidewater Inc. - President & CEO

 I think the knock-on that Quinn mentioned, some of the issues of just the decline in the oil price. But when you get back to Brazil you certainly have the issues within Petrobras. I think that tends to make decision-making a longer process to get to it. So, as contracts would come to an end, as you look for either extensions or new tenders, that process would probably lengthen. I wouldn’t think it would shorten.

Overall for ourselves, I really don’t believe that we have any direct knock-on from that. I would just make a comment that any time there’s these type of changes, ultimately when corruption is pushed out of a market, that’s good for operators such as Tidewater. We try to play by the rules. We do play by the rules. So, getting that type of things out of any market I think is ultimately good. But I don’t see any immediate knock-on for Tidewater.

 Mark Brown - Global Hunter Securities - Analyst

 All right. That’s helpful. Thank you.

 Quinn Fanning - Tidewater Inc. - EVP & CFO

 Thank you, Mark.

Operator

 Thank you. We have no further questions at this time.

 Joe Bennett - Tidewater Inc. - EVP & Chief Investor Relations Officer

 Christine, thank you for hosting us today. We appreciate everyone’s interest in Tidewater. And enjoy the rest of your day. Thank you very much.

Operator

 Thank you. And thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

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